Exhibit 1.3

chinadotcom to Present at Kaufman Bros. Seventh Annual
Communications, Media & Technology Conference on September 8 in New York City

Hong Kong September 6, 2004     chinadotcom corporation (NASDAQ: CHINA; www.corp.china.com), a leading integrated enterprise software and mobile applications company in China and internationally, announced today that Chief Financial Officer Keith Oliver will be presenting on September 8, 2004 at the Kaufman Bros. Seventh Annual Communications, Media & Technology Investor Conference in New York City. Kaufman Bros. is a New York-based investment bank founded in 1995. chinadotcom will be hosting a number of one-on-one investor meetings during the conference and CFO Oliver will be meeting with institutional investors in New York, Boston and San Francisco throughout the week of September 7, 2004. A web cast of chinadotcom’s presentation will be available on the company’s website at www.corp.china.com under Investor Relations or at http://wsw.com/webcast/kbro5/china/.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company in China and internationally. The company has over 1,600 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings or submissions with the United States Securities and Exchange Commission, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004.

Investor and Press Contacts:

Jane Cheng, Public Relations
Tel:	(852) 2961 2750
Fax:	(852) 2571 0410
e-mail:	jane.cheng@hk.china.com

Craig Celek, US, VP, Investor Relations
Tel:	1 (212) 661 2160
Fax:	1 (973) 509 8008
e-mail:	craig.celek@hk.china.com